Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

November 10, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Harmonic Energy, Inc.

Calgary, Alberta, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Harmonic Energy, Inc. of our report dated November 9, 2011, relating to the financial statements of Harmonic Energy, Inc., a Nevada Corporation, as of and for the years ending July 31, 2011 and 2010 and for the period from May 1, 2007 (inception) to July 31, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC